Exhibit 18



                             ARTHUR
                            ANDERSEN



                                        Arthur Andersen LLP

                                        Suite 2700
                                        500 Woodward Avenue
                                        Detroit MI 48226-3424
                                        313 596 9000
May 5, 1998

SEMCO Energy, Inc.
405 Water Street
Port Huron, Michigan 48060

RE:  Form 10-Q Report for the Quarter Ended March 31, 1998


To the Board of Directors:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of January 1, 1998, SEMCO Energy, Inc. (the Company) changed from a method of accounting for property taxes based on the assessment date to a method based on the fiscal year of the taxing authorities. According to the management of the Company, this change was made to provide a better matching of property tax expense with both the payment for services and those services provided by the taxing authorities.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your
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management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1997. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended March 31, 1998.

Very truly yours,


Arthur Andersen LLP